SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2006

Peet's Coffee & Tea, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Washington (State of jurisdiction)	0-32233 (Commission File No.)	91-0863396 (IRS Employer Identification No.)

1400 Park Avenue
Emeryville, California 94608-3520
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (510) 594-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

As previously announced by the Company on November 7, 2006, an Option Review Committee consisting of two independent members of its Board of Directors is conducting a voluntary review of the Company's stock option practices from 1996 through the current fiscal year. As a result of the ongoing review, we have been unable to file our Quarterly Report on Form 10-Q for the quarter ended October 1, 2006.

On November 22, 2006, we received a copy of a complaint styled as a stockholder derivative action, purportedly on behalf of Peet’s, against certain of our present and former directors and officers. The complaint alleges that the defendants caused or allowed improprieties in connection with certain stock option grants since at least 2001 and thereby breached their fiduciary duties to Peet’s and violated specified provisions of the California Corporations Code. The complaint also alleges that certain of our present and former directors and officers were unjustly enriched as a result. Purportedly on behalf of Peet’s, the complaint seeks, among other things, damages, restitution and corporate governance reforms. We believe the complaint has been or will be filed in the Superior Court for Alameda County, California.

This action could result in substantial costs and divert management’s attention and resources. The action is at a preliminary stage, and we are not in a position to comment on its ultimate outcome. It is Peet’s understanding that numerous other companies that have announced reviews of their stock option granting practices have been the subject of stockholder derivative actions, including, in many cases, multiple actions based on substantially similar allegations. We do not intend to issue public updates in the event that additional actions with similar claims are filed against us.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Peet's Coffee & Tea, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEET'S COFFEE & TEA, INC.

Dated: November 28, 2006	By:	/s/ Thomas Cawley
Thomas Cawley
Chief Financial Officer